Exhibit 10.2

Confidential portions of this exhibit have been omitted because it is both (i) not material and (ii) is the type of information that the registrant treats as private or confidential. The redacted terms have been marked at the appropriate place with “[XXX]”.

Termination Agreement

dated as of March 26, 2024 (Revised April 26, 2024) by and between

Li-Cycle Europe AG Neuhofstrasse 6, 6340 Baar	(hereinafter the Company)

and

Richard Storrie [XXX]	(hereinafter the Employee)

(each a Party, and together the Parties)

Termination Agreement by and between Li-Cycle Europe AG and Richard Storrie

Whereas

A.	The Company and the Employee have entered into an employment agreement with effect as of March 31, 2023 and revised April 26, 2024 (the Employment Agreement).

B.	On March 26, 2024, the Company gave notice of termination to the Employee under the Employment Agreement.

C.	The Company and the Employee wish to settle amicably all aspects of the employment relationship and the termination thereof, subject to the terms and conditions set forth herein.

D.	In the context of the negotiation of this agreement, the Employee was assisted by his legal representative.

Now, therefore, the Parties hereto enter into the following agreement (the Agreement):

1.	Termination of Employment

The Employee’s employment with the Company shall terminate by mutual consent with effect as of May 31, 2024 (the Termination Date). For the avoidance of any doubt, the Termination Date shall not be subject to any deferment for whatever reason.

Until the Termination Date, the Company shall pay the Employee the salary of USD 40’375 per month (gross) plus reimbursement of expenses, as well as the benefits provided in Art. 5.4 of the Employment Agreement.

2.	Transition of Duties

The Employee shall not be released from his obligation to work until Termination Date and shall assist the Company until the Termination Date to allow for a smooth transition of his duties.

3.	Entitlement to Vacation and Overtime

For the avoidance of any doubt, any residual entitlement to vacation and overtime work, if any, shall be fully discharged by the release pursuant to Article 15 and the Severance Payments pursuant to Article 4 of this Agreement.

4.	Severance Payments

The Company shall pay to the Employee each month (subject to Section 5, Payment Terms) until May 2025 the monthly Base Salary (USD $40,375.00) and an amount equal 1/12 to the STIP Target (USD $28,262.50 per month) of the Executive for the year 2024 (together the Severance Payments). For the avoidance of doubt, the Severance Payment shall be treated by the Company and the Employee as normal salary and bonus payments as if the Employee was put on garden leave but the employment shall be terminated as per Article 1 of this Agreement.

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Termination Agreement by and between Li-Cycle Europe AG and Richard Storrie

5.	Payment Terms

The payment of the Severance Payments shall be made to the bank account of the Employee to which the regular salary payments have been made.

The first payment of the Severance Payments shall be made within 10 days after delivery to the Company of a waiver and release in the form attached hereto as Annex 1 validly executed by the Employee. The Employee shall execute and deliver such waiver and release not earlier than one (1) month and one (1) day after the Termination Date. Accordingly, subject to timely delivery of the release, the first monthly payment (the payment for June) shall only be made in July upon receipt of the release, and the following payments shall be made with the regular payroll payments at the end of the month, starting with the payment for July at the end of July.

From all payments under this Agreement all applicable deductions will be made, i.e., deductions for social security (including pension funds), co-payments and tax, if any, as per the applicable laws and the applicable regulations of the Company.

6.	Share and Option Plans and the Like

For the avoidance of doubt, it is hereby explicitly confirmed that the applicable share and option plans and the like shall not be amended by this Agreement. Any claims under such plans are subject exclusively to the rules applicable to these plans.

The Employee shall not be entitled to any STIP award other than provided for in this Agreement.

Outstanding awards of unvested shares or options granted under the 2021 Long Term Incentive Plan of Li-Cycle Europe AG, as amended from time to time (the Plan), will continue to vest on the respective vesting dates in accordance with the rules of the Plan, the relevant award agreement(s) and the Executive Severance Policy adopted by the Compensation Committee, provided the Employee has delivered to the Company a waiver and release in the form attached hereto as Annex 1 as per the terms of Article 15 of this Agreement, and provided that the Employee does not contravene his obligations stated under this Agreement, the Plan, the relevant award agreement(s) and the Executive Severance Policy adopted by the Compensation Committee

7.	Outplacement

The Company shall pay outplacement career counselling in a format and by a provider approved by the Company consistent with the Company’s normal practice, provided that such outplacement career counselling services shall end on the earliest to occur of (i) June 2025 and (ii) the date that the Employee obtains full-time employment.

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Termination Agreement by and between Li-Cycle Europe AG and Richard Storrie

8.	Non-Compete and Non-Solicitation

The non-competition clause and the non-solicitation clause set forth in Article 6 of the Employment Agreement shall not be amended or set aside by this Agreement and shall remain in full force and effect as set forth in the Employment Agreement. Such clauses shall not amount to an actual prohibition of employment, whereby the Employee agrees that they are reasonable.

9.	Confidentiality

The Employee covenants, with respect to any business matter into which he gained an insight during his employment, to refrain even after termination of employment from disclosing to third parties any confidential information, including, but not limited to, knowledge or documentation relating to transactions, organizational or business matters, production processes, products, developments, research or know-how of the Company or affiliated companies, from providing third parties with the possibility of obtaining such confidential information, and from making use of it, for an indefinite period of time.

The Employee undertakes not to make or participate in any publications having a direct connection with his activities for, or the organization of, the Company or any affiliated company, without having obtained the prior written authorization of the Company.

The Employee further undertakes to keep the fact and terms of this Agreement strictly confidential and not to disclose them to any third party except where specifically required to do so by a court of competent jurisdiction, authorities or a regulatory body.

10.	Non-Disparagement

The non-disparagement clause set forth in Article 6 of the Employment Agreement shall not be amended or set aside by this Agreement and shall remain in full force and effect as set forth in the Employment Agreement.

Nothing in this Article 10 shall prevent any statements as a consequence of any regulatory or legal obligation or any legal or other court proceedings as required.

11.	Return of Property

The Employee agrees to return to the Company no later than on May 31, 2024 all property of the Company and any work materials or products or other data with regard to the Company and any affiliate company (irrespective of their form of materialization) which the Employee received or prepared or helped prepare in connection with his employment with the Company or that otherwise came into his possession or control. This includes, but is not limited to, all computer files and other information containing confidential information, and all mailing lists, reports, correspondence, contracts, memoranda, records and other files, computer hardware, software, mobile phones, credit cards, door and file keys, computer access codes or mobile data carriers and instructional manuals.

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Termination Agreement by and between Li-Cycle Europe AG and Richard Storrie

The Employee further agrees that he will not make or retain any copies, duplicates, reproductions or excerpts of such data or furnish such data to any third party. The Employee agrees to irrevocably delete such data from any private data carrier at the latest on May 31, 2024, after having ensured that the Company has a copy thereof.

12.	Assistance

The Employee hereby agrees that he, also after leaving the Company, will use his best endeavors to cooperate with the Company and its respective counsel and assistants in connection with any governmental or regulatory investigation and any regulatory or judicial administrative proceeding, arbitration or litigation relating to any material matter (as reasonably determined by the Company) that occurred during his employment.

13.	Certificate

The Company undertakes to deliver to the Employee a work certificate within 30 days of the Termination Date.

14.	Personal Data

The Employee confirms that upon his departure, he was given ample opportunity to delete any personal documents, data and e-mails and, if necessary, take them with him. The Employee acknowledges that the Company may freely dispose of any remaining documents, data and e-mails, even if they include private documents, data or e-mails. The Company is under no obligation to keep them or to draw the Employee’s attention to them.

The Company is entitled to block the Employee’s email address at the Company immediately so that no further e-mails are received, and to inform the persons sending e-mails to this address with a standard text regarding the Employee’s departure.

15.	Release

Subject to the fulfillment in full of the obligations set forth in this Agreement and subject to the obligations set forth in the Employment Agreement which are intended to survive termination of said Agreement including, but not limited to, the restrictive covenant referred to in Article 8, 9 and 10 of this Agreement, the Parties irrevocably and unconditionally release and acquit each other from any and all obligations whether actual or contingent.

Further, the Employee confirms that he has no claims against any present or former parent corporation, affiliates or subsidiaries of the Company.

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Termination Agreement by and between Li-Cycle Europe AG and Richard Storrie

16.	Insurances

Subject to and in accordance with the terms and conditions of this Agreement, you will continue to be covered by and subject to the Director and Officer Indemnification Agreement (the D&O Agreement) as between you and Li-Cycle Holdings Corp. dated October 28, 2021, which is not amended by this separation offer. The termination of the Director and Officer Indemnification Agreement shall be governed solely by the provisions of the D&O Agreement. Any other statutory or private insurance to which the Employee is affiliated shall terminate according to the applicable statutory or insurance regulations provisions.

The Employee is hereby explicitly informed that the mandatory accident insurance coverage provided by the Company will cease thirty-one (31) days after the Termination Date and that after this period he has to provide his own accident insurance. Within thirty-one (31) days of the Termination Date, the Employee may, at his own expense, request an extension of such coverage for a maximum of six (6) months after the Termination Date. In any event, the Employee must inform his health insurance company about the termination of his employment, unless he has already entered into a new employment.

Within Three (3) months after the Termination Date, the Employee may, at his own expense, request to pass over from the Company’s collective daily sickness benefits insurance into an individual insurance.

17.	Written Form

This Agreement may only be modified or amended by a document signed by the Parties, whereby an exchange of signed letters is sufficient.

18.	Severability Clause

If any provision of this Agreement be or become invalid or void, the validity of the remaining provisions shall not be affected. In case of invalidity or revocation of a provision of this Agreement the provision is to be replaced by an effective one which comes closest to the economic purpose of the invalid provision. The same shall apply in cases where a gap becomes apparent.

19.	Governing Law / Jurisdiction

This Agreement shall be governed by and construed in accordance with the substantive laws of Switzerland.

The court at the domicile or registered office of the defendant or where the Employee normally carries out his work has jurisdiction to decide any dispute, claim or controversy arising under, out of or in connection with or related to this Agreement.

This Agreement has been executed in 2 (two) originals.

Signatures on next page

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Executed as of the date written on the cover page to this Agreement

For the Company

/s/ Hans-Peter Durr	/s/ Udo Schleif
Hans-Peter Durr General Counsel, EMEA	Udo Schleif VP, Spoke Operations

The Employee

/s/ Richard Storrie
Richard Storrie

Signature page of the Termination Agreement by and between Li-Cycle Europe AG and Richard Storrie

Termination Agreement by and between Li-Cycle Europe AG and Richard Storrie

Annex 1

General Release

by

Richard Storrie, Rabmatt 32, 6317 Oberwil b. Zug, Zug, Switzerland

WHEREAS,

I have been employed by Li-Cycle Europe AG (the Company) since March 31, 2023;

after due and considerate negotiations, the Company and I have entered into a termination agreement on March 26, 2024 and revised April 26, 2024 (the Agreement);

the employment relationship between the Company and me terminated with effect as of May 31, 2024.

NOW, THEREFORE,

in consideration of the covenants undertaken by the Company in the Agreement, and except for those obligations created by, arising out of or referred to in the Agreement, I knowingly and voluntarily, irrevocably and unconditionally, release, acquit and forever discharge the Company and any present or former parent corporation, affiliates, subsidiaries, divisions, joint ventures, insurers, attorneys, plan administrators, successors and assigns and the current and former employees, officers, directors, representatives and agents thereof, as well as all otherwise affiliated or related entities or persons (collectively, the Released Parties) of and from any and all claims, known and unknown I have or may have against the Released Parties arising out of or in connection with my employment relationship with the Company or any affiliate company.

Place / date:

The Employee

Richard Storrie

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